Sub-Item 77J

Revaluation of assets or restatement of capital share account
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In order to maintain common shares at $1 Par Value, there was a transfer of
$12,960,000 from share premium (capital surplus) to common shares $1 Par Value, to account for the 3-for-1 stock split that occurred in May 2010.